FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Second Quarter 2022 Results
Revenue from Owner Direct Relationships Segment (“ODR”) up 48.7% year-over-year
ODR Segment Accounted for Approximately 42.9% of Revenue and 59.2% of Consolidated Gross Profit
Net Income of $0.9 million, an 18.3% increase year-over-year
Conference Call Scheduled for 9:00 am ET on August 10, 2022
WARRENDALE, PA – August 9, 2022 – Limbach Holdings, Inc. (Nasdaq: LMB) today announced its financial results for the quarter ended June 30, 2022. The company reported consolidated revenue of $116.1 million, which was a decrease of 4.0% compared to the second quarter of 2021. ODR segment revenue accounted for 42.9% of consolidated revenue in the second quarter of 2022, an increase of 48.7% over the second quarter of 2021, while contributing approximately 59.2% of consolidated gross profit. Consolidated gross margin improved to 18.4% from 15.4% for the second quarter of 2021 and drove a $2.6 million increase in gross profit year-over-year.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Our second quarter results reflect the rapid growth of our ODR segment which, combined with continued improved execution in the GCR segment, resulted in on-going improvement in consolidated gross profit margins. We also realized increased billing activity, which drove a sharp increase in operating cash flow. We are well ahead of schedule in our efforts to achieve a 50/50-GCR/ODR segment revenue mix by 2025. Year to date, ODR revenue accounted for 40.1% of our consolidated total, with the figure hitting 42.9% in the second quarter. The accelerated ODR growth this year has been a function of strong demand for both project and T&M work along with the contribution of Jake Marshall’s ODR business. I should also note that we believe 2022 is playing out as expected, with the back half of the year being our larger revenue and profit generator, similar to last year. We also settled one of our smaller claim matters, which positively impacted earnings for the quarter.”
Mr. Bacon continued, “Our December 2021 acquisition of Jake Marshall continues to meet our expectations. The industrial market, in which Jake Marshall is a regional leader, seems to be accelerating given a variety of factors, including onshoring and better domestic access to raw materials such as comparatively cheaper and abundant natural gas and electricity. We think that’s particularly relevant in the Tennessee Valley, and the frequent announcements of plant relocations and new plant expansions is encouraging.”
Mr. Bacon concluded, “In addition to setting the stage for profitable growth over time, we believe our strategic transformation has us well-positioned for a recession. Our business is diverse, from end markets we serve to our long-term customers to our diversity of service offerings. Thus far in 2022, we have seen customers react to inflationary pressures and supply chain constraints by focusing their spending on maintenance of existing equipment and we are well-positioned to provide those services. Additionally, we work with a variety of blue-chip customers that we expect will continue to invest in their facilities and equipment, with building systems being essential to their businesses. As a result, we are reconfirming our financial guidance for the year, which includes estimated revenue of $510 million to $540 million and Adjusted EBITDA of $25 million to $29 million.”
The following are results for the three months ended June 30, 2022 compared to the three months ended June 30, 2021:
•Consolidated revenue was $116.1 million, a decrease of 4.0% from $121.0 million. GCR segment revenue of $66.3 million was down $21.2 million, or 24.2%, while ODR segment revenue of $49.8 million increased by $16.3 million, or 48.7%.
•Gross margin increased to 18.4%, up from 15.4%. On a dollar basis, total gross profit was $21.3 million, compared to $18.7 million for the second quarter of 2021. GCR gross profit decreased $0.2 million, or 2.1%, largely due to lower revenue at a higher margin. GCR gross margin improved to 13.1% from 10.1% for the second quarter of 2021, which included a gross profit write-up of $1.3 million related to the settlement of a prior claim. ODR gross profit increased $2.8 million, or 28.8%, due to an increase in revenue, despite a lower margin. ODR gross margin decreased to 25.4% from 29.3% for the second quarter of 2021.
•Selling, general and administrative expenses increased by approximately $1.5 million, to $18.7 million, compared to $17.2 million. This increase included costs incurred by the newly acquired Jake Marshall entities, an increase in travel and entertainment related expenses and an increase in payroll related expenses, partially offset by a decrease in rent and professional fee related expenses. As a percent of revenue, selling, general and administrative expenses were 16.1%, up from 14.2% in the second quarter of 2021.
•Interest expense, net was flat for the quarter.
•Net income for the second quarter of 2022 was $0.9 million as compared to $0.7 million in the second quarter of 2021. Net income per share for both basic and diluted increased to $0.08 as compared to $0.07 in the prior year.
•Adjusted EBITDA was $6.6 million for the second quarter of 2022 as compared to $3.6 million for the same period of 2021, an increase of 85.1%. Adjusted EBITDA for the three and six month periods ended June 30, 2022 include adjustments for certain restructuring and other costs that are not included in the prior periods.
•Net cash provided by operating activities was $15.6 million for the second quarter of 2022 as compared to net cash used in operating activities of $7.2 million for the same period of 2021. The increase in operating cash flows was primarily attributable to a decrease in our underbilled position as of June 30, 2022 and timing of payments.
Balance Sheet and Backlog
At June 30, 2022, we had cash and cash equivalents of $19.7 million. We had current assets of $201.9 million and current liabilities of $142.1 million at June 30, 2022, representing a current ratio of 1.42x compared to 1.49x at December 31, 2021. Working capital was $59.8 million at June 30, 2022, a decrease of $3.4 million from December 31, 2021. At June 30, 2022, we had $3.5 million in borrowings against our revolving credit facility and $3.3 million for standby letters of credit, and carried a term loan balance of $25.7 million. During the quarter, we made $7.3 million of required principal payments on our term loan which reduced our outstanding balance.
Total backlog at June 30, 2022 was $428.1 million as compared to $435.2 million as of December 31, 2021. At June 30, 2022, GCR and ODR segment backlog accounted for $308.8 million and $119.3 million of that consolidated total, respectively. At December 31, 2021, GCR and ODR segment backlog accounted for $337.2 million and $98.0 million of that consolidated total, respectively.

2022 Guidance
We affirm our guidance for FY 2022 as follows:

Revenue	$510 million - $540 million
Adjusted EBITDA	$25 million - $29 million
With respect to projected 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.
Conference Call Details

Date:	Wednesday, August 10, 2022
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=CvhhJkPn. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first half of 2022 and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenue	$116,120	$121,019	$230,942	$234,363
Cost of revenue	94,800	102,329	191,282	198,444
Gross profit	21,320	18,690	39,660	35,919
Operating expenses:
Selling, general and administrative	18,690	17,232	37,424	34,377
Change in fair value of contingent consideration	765	—	765	—
Amortization of intangibles	399	104	798	208
Total operating expenses	19,854	17,336	38,987	34,585
Operating income	1,466	1,354	673	1,334
Other (expenses) income:
Interest expense, net	(478)	(452)	(964)	(1,716)
Gain on disposition of property and equipment	147	94	111	8
Loss on early termination of operating lease	(32)	—	(849)	—
Loss on early debt extinguishment	—	—	—	(1,961)
Gain on change in fair value of warrant liability	—	—	—	14
Total other expenses	(363)	(358)	(1,702)	(3,655)
Income (loss) before income taxes	1,103	996	(1,029)	(2,321)
Income tax provision (benefit)	237	264	(379)	(771)
Net income (loss)	$866	$732	$(650)	$(1,550)

Earnings Per Share (“EPS”)
Earnings (loss) per common share:
Basic	$0.08	$0.07	$(0.06)	$(0.16)
Diluted	$0.08	$0.07	$(0.06)	$(0.16)
Weighted average number of shares outstanding:
Basic	10,423,068	10,251,696	10,421,886	9,737,801
Diluted	10,567,304	10,469,028	10,421,886	9,737,801

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$19,630	$14,476
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $316 and $263 as of June 30, 2022 and December 31, 2021, respectively)	101,018	89,327
Contract assets	74,959	83,863
Income tax receivable	676	114
Other current assets	5,534	5,013
Total current assets	201,930	192,906

Property and equipment, net	20,419	21,621
Intangible assets, net	16,109	16,907
Goodwill	11,370	11,370
Operating lease right-of-use assets	16,644	20,119
Deferred tax asset	4,342	4,330
Other assets	231	259
Total assets	$271,045	$267,512

LIABILITIES
Current liabilities:
Current portion of long-term debt	$9,893	$9,879
Current operating lease liabilities	3,415	4,366
Accounts payable, including retainage	63,205	63,840
Contract liabilities	39,835	26,712
Accrued income taxes	—	501
Accrued expenses and other current liabilities	25,773	24,444
Total current liabilities	142,121	129,742
Long-term debt	24,699	29,816
Long-term operating lease liabilities	14,086	16,576
Other long-term liabilities	1,827	3,540
Total liabilities	182,733	179,674
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,423,068 issued and outstanding as of June 30, 2022 and 10,304,242 at December 31, 2021	1	1
Additional paid-in capital	86,128	85,004
Retained Earnings	2,183	2,833
Total stockholders’ equity	88,312	87,838
Total liabilities and stockholders’ equity	$271,045	$267,512

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(650)	$(1,550)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,148	2,964
Provision for doubtful accounts	104	70
Stock-based compensation expense	1,174	1,313
Noncash operating lease expense	2,232	2,091
Amortization of debt issuance costs	65	220
Deferred income tax provision	(12)	(306)
Gain on sale of property and equipment	(111)	(8)
Loss on early termination of operating lease	849	—
Change in fair value of contingent consideration	765	—
Loss on early debt extinguishment	—	1,961
Gain on change in fair value of warrant liability	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(11,796)	(8,918)
Contract assets	8,904	(3,717)
Other current assets	(520)	(1,306)
Accounts payable, including retainage	(635)	190
Prepaid income taxes	(562)	(891)
Accrued taxes payable	(501)	(1,671)
Contract liabilities	13,123	(7,469)
Operating lease liabilities	(2,165)	(2,004)
Accrued expenses and other current liabilities	(1,861)	(5,450)
Other long-term liabilities	69	(114)
Net cash provided by (used in) operating activities	12,620	(24,609)
Cash flows from investing activities:
Proceeds from sale of property and equipment	189	361
Purchase of property and equipment	(473)	(501)
Net cash used in investing activities	(284)	(140)
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	—	30,000
Payments on Wintrust and A&R Wintrust Term Loans	(9,149)	(2,000)
Proceeds from A&R Wintrust Revolving Loan	15,194	—
Payments on A&R Wintrust Revolving Loan	(11,694)	—
Payments on 2019 Refinancing Term Loan	—	(39,000)
Prepayment penalty and other costs associated with early debt extinguishment	—	(1,376)
Proceeds from the sale of common stock	—	22,773
Proceeds from the exercise of warrants	—	1,989
Payments on finance leases	(1,358)	(1,318)
Payments of debt issuance costs	(25)	(593)
Taxes paid related to net-share settlement of equity awards	(363)	(401)
Proceeds from contributions to Employee Stock Purchase Plan	213	221
Net cash (used in) provided by financing activities	(7,182)	10,295
Increase (decrease) in cash, cash equivalents and restricted cash	5,154	(14,454)

Cash, cash equivalents and restricted cash, beginning of period	14,589	42,260
Cash, cash equivalents and restricted cash, end of period	$19,743	$27,806
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$—	$156
Right of use assets obtained in exchange for new finance lease liabilities	1,968	336
Right of use assets disposed or adjusted modifying operating lease liabilities	(1,276)	36
Right of use assets disposed or adjusted modifying finance lease liabilities	(77)	—
Interest paid	911	1,741
Cash paid for income taxes	$696	$2,096

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$66,336	57.1%	$87,550	72.3%	$(21,214)	(24.2)%
ODR	49,784	42.9%	33,469	27.7%	16,315	48.7%
Total revenue	116,120	100.0%	121,019	100.0%	(4,899)	(4.0)%

Gross profit:
GCR(1)	8,694	13.1%	8,885	10.1%	(191)	(2.1)%
ODR(2)	12,626	25.4%	9,805	29.3%	2,821	28.8%
Total gross profit	21,320	18.4%	18,690	15.4%	2,630	14.1%

Selling, general and administrative:
GCR(1)	7,980	12.0%	9,070	10.4%	(1,090)	(12.0)%
ODR(2)	10,135	20.4%	7,526	22.5%	2,609	34.7%
Corporate	575	0.5%	636	0.5%	(61)	(9.6)%
Total selling, general and administrative	18,690	16.1%	17,232	14.2%	1,458	8.5%

Change in fair value of contingent consideration (Corporate)	765	0.7%	—	—%	765	100.0%
Amortization of intangibles (Corporate)	399	0.3%	104	0.1%	295	283.7%
Total operating income	$1,466	1.3%	$1,354	1.1%	$112	8.3%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Six Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$138,268	59.9%	$172,354	73.5%	$(34,086)	(19.8)%
ODR	92,674	40.1%	62,009	26.5%	30,665	49.5%
Total revenue	230,942	100.0%	234,363	100.0%	(3,421)	(1.5)%

Gross profit:
GCR(1)	17,052	12.3%	18,280	10.6%	(1,228)	(6.7)%
ODR(2)	22,608	24.4%	17,639	28.4%	4,969	28.2%
Total gross profit	39,660	17.2%	35,919	15.3%	3,741	10.4%

Selling, general and administrative:
GCR(1)	16,545	12.0%	18,184	10.6%	(1,639)	(9.0)%
ODR(2)	19,705	21.3%	14,880	24.0%	4,825	32.4%
Corporate	1,174	0.5%	1,313	0.6%	(139)	(10.6)%
Total selling, general and administrative	37,424	16.2%	34,377	14.7%	3,047	8.9%

Change in fair value of contingent consideration (Corporate)	765	0.3%	—	—%	765	100.0%
Amortization of intangibles (Corporate)	798	0.3%	208	0.1%	590	283.7%
Total operating income	$673	0.3%	$1,334	0.6%	$(661)	(49.6)%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$866	$732	$(650)	$(1,550)

Adjustments:
Depreciation and amortization	2,086	1,469	4,148	2,964
Interest expense, net	478	452	964	1,716
Non-cash stock-based compensation expense	575	636	1,174	1,313
Loss on early debt extinguishment	—	—	—	1,961
Change in fair value of warrants	—	—	—	(14)
Loss on early termination of operating lease	32	—	849	—
Income tax provision (benefit)	237	264	(379)	(771)
Acquisition and other transaction costs	45	—	198	—
Change in fair value of contingent consideration	765	—	765	—
Restructuring costs(1)	1,491	—	2,926	—
Adjusted EBITDA	$6,575	$3,553	$9,995	$5,619
(1)Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.